Exhibit 4.1

                 UNITED MERCHANTS AND MANUFACTURERS, INC.

                  5% Subordinated Note due June 30, 2019

No. 1                                                         June 30, 1994
$30,000,000

          UNITED MERCHANTS AND MANUFACTURERS, INC., a Delaware corporation (the "Company", which term includes any successor corporation), for value received, promises to pay to The CIT Group/Commercial Services, Inc., a New York corporation (the "Holder"), the principal sum of THIRTY MILLION DOLLARS ($30,000,000), together with accrued and unpaid interest thereon, if any, on June 30, 2019 in accordance with the provisions set forth below. See Article 8 for certain definitions.

          1.   Interest.

          1.1 Payment of Interest. (i) Subject to Section 1.2 hereof, the Company promises to pay interest on the unpaid principal amount hereof (computed on the basis of a 365-day year for the actual number of days elapsed) at the interest rate per annum of five percent (5%). The Company shall pay interest, if applicable, annually for the fiscal year ended June 30, on October 15 of each year or on the 105th day after the end of the fiscal year if the fiscal year of the Company changes (the "Interest Pay-ment Date"), commencing October 15, 1995. Interest on this Note shall accrue from July 1, 1994 until this Note is paid in full; provided, however, that, except as set forth in Section 2.2, no interest shall accrue during any fiscal year in which Net Earnings (excluding interest expense, net of any applicable income tax benefits accrued with respect thereto, on indebtedness other than Senior Indebtedness) does not exceed the Minimum Amount. The Company shall cause its accountants to provide to the Holder certification of the calculation of interest and principal at the time of the determination thereof.

          (ii) The Company shall pay interest on any overdue principal and, to the extent permitted by law, on any installment of interest from and after the date when due hereunder at two percent (2%) per annum in excess of the rate equal to the rate of interest from time to time an-nounced by Chemical Bank at its principal office as the prime rate.

          1.2 Interest Contingent. In the event Net Earnings (excluding interest expense, net of any applicable income tax benefits accrued with respect thereto, on indebtedness other than Senior Indebtedness) for any fiscal year exceed the Minimum Amount, the amount of interest which shall accrue, and which shall be payable on the next Interest Payment Date, shall be the lesser of (i) the amount which would be due pursuant to Section 1.1(i) hereof and (ii) the excess of Net Earnings (excluding interest expense, net of any applicable income tax benefits accrued with respect thereto, on indebtedness other than Senior Indebtedness) over the Minimum Amount.

          2.   Payments.

          2.1 Method of Payment. The Holder must, as a requirement to collect any payment of principal hereunder, endorse on the schedule attached hereto an appropriate notation evidencing the date and amount of each payment of principal; provided that the Holder must surrender this Note to the Company to collect any final amounts due to the Holder on June 30, 2019. Payments of principal shall be made by wire transfer in immedi-ately available funds to the Holder's account at a bank in the United States specified by the Holder, or at the option of the Holder at the time of surrender by such Holder of this Note, by certified check. Payments of interest shall be made by wire transfer as set forth above. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. If a payment date is a Legal Holiday at a place of payment, payment shall be made at that place on the next succeeding day that is not a Legal Holiday.

          2.2 Additional Payments. Notwithstanding anything herein to the contrary, (a) at the end of each fiscal year, interest and principal shall accrue in an amount equal to the Blocked Amount for such fiscal year, and
(b) such amount shall be payable five days after the date that the restric-tions preventing such Blocked Amount from being distributed by a subsidiary to the Company no longer exist.


          3. No Transfer. This Note may not be transferred by sale, pledge, hypothecation or otherwise; provided, however, that the Holder may, upon at least 10 days prior notice to the Company, assign or sell its interest hereunder so long as no more than five (5) total Persons (not including affiliates of the Holder) are Holders hereunder at any given time. The Holder hereby represents and warrants that it is purchasing this Note for its own account for investment and not with a view to the distri-bution hereof or with any present intention of distributing or selling this Note. The Holder understands that this Note has not been registered under the United States Securities Act of 1933 and may be resold (which resale is not now contemplated) only if registered pursuant to the provisions thereof or if an exemption from registration is available, and that the Company is not required to so register the Note.

          4.  Redemption.

          4.1 Optional Redemption. This Note shall be redeemable at the option of the Company at any time and from time to time, in whole or in part, by giving a written notice of the portion to be redeemed to the Holder of the Note, such notice to be given on not less than 30 days nor more than 60 days prior to the date fixed for redemption (the "Redemption Date"). Any portion of this Note to be redeemed pursuant to this Article 4 shall be redeemed at a redemption price equal to 100% of the principal amount thereof. On and after the Redemption Date, interest will cease to accrue on the portion of this Note so redeemed, unless the Company defaults in the payment of the redemption price. To the extent there has been a partial redemption in any fiscal year pursuant to this Section 4.1 and such partial redemption occurs on a day (the "Partial Redemption Date") other than June 30, interest for such fiscal year shall be computed on the principal amount outstanding for the period from the prior June 30 through such Partial Redemption Date, and on the remaining principal balance for the period from the Partial Redemption Date through June 30 of such fiscal year.

          4.2 Additional Redemptions. On each Interest Payment Date, the Company shall pay to the Holder of the Note an amount equal to 20% of the excess, if any, of Net Earnings over the Minimum Amount. Such payment will be applied to reduce the principal amount of the Note as of the date such payment is made.

          5.  Successor Corporation.

          5.1 When Company May Merge, etc. The Company, in a single transaction or through a series of related transactions, shall not (a) consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale or otherwise) all or substantially all of its properties and assets as an entirety or substantially as an entirety to another Person or group of affiliated Persons, or (b) adopt a Plan of Liquidation, unless, in either case,

               (i) either the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company as an entirety or substantially as an entirety (or, in the case of a Plan of Liquidation, one Person to which assets are transferred) (the Company or such other person, the "Surviving Person") shall be a corporation organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume all the obligations of the Company under this Note; and

               (ii) immediately preceding and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (i) above and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.


          5.2 Surviving Person Substituted. Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or any adoption of a Plan of Liquidation in accordance with Section 5.1, the Surviving Person formed by such consolidation or into which the Company is merged or to which such transfer is made (or, in the case of a Plan of Liquidation, to which assets are transferred) shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Note with the same effect as if such Surviving Person had been named as the Company herein.

          6.  Default and Remedies.

          6.1  Event of Default.  An "Event of Default" occurs if:

               (i) the Company defaults in the payment of interest on this Note when the same becomes due and payable and the Default continues for a period of 30 days;

               (ii) the Company defaults in the payment of the principal of this Note when the same becomes due and payable, whether at maturity, upon redemption, acceleration or otherwise and the Default continues for a period of 10 days;

               (iii) the Company pursuant to or within the meaning of any Bankruptcy Law:

          (A)  commences a voluntary case or proceeding;

          (B) consents to the entry of an order for relief against it in an involuntary case or proceeding;

          (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; or


          (D)  makes a general assignment for the benefit of its creditors;

               (iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

          (A) is for relief against the Company in an involuntary case or proceeding;

          (B) appoints a Custodian of the Company or for all or any substantial part of its property;

          (C)  orders the liquidation of the Company;

and in each case the order or decree remains unstayed and in effect for 30 days; or

               (v) the Company fails to perform or observe Section 5.1 of this Note.

          6.2 Acceleration. If an Event of Default (other than an Event of Default specified in Sections 6.1(iii) or 6.1(iv)) occurs and is continuing, the Holder by notice to the Company may declare the principal of and accrued and unpaid interest on this Note to be due and payable. If an Event of Default specified in Sections 6.1(iii) or 6.1(iv) occurs, then the principal of, and accrued but unpaid interest (if any) on, this Note shall become and be immediately due and payable without any declaration or other act on the part of the Holder.

          6.3 Other Remedies. If an Event of Default occurs and is continuing, the Holder may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on this Note or to enforce the performance of any provision of this Note. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

          7.  Subordination.

          7.1 Notes Subordinate to Senior Indebtedness. The Company covenants and agrees, and the Holder, by its acceptance of this Note, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article, the indebtedness represented by this Note and the payment of the principal of and interest on this Note is hereby expressly made subordinate and subject in right of payment to the prior payment in full, in cash, of all Senior Indebtedness (including any interest accruing on Senior Indebtedness For Borrowed Money subsequent to an event specified in Sections 6.1(iii) or 6.1(iv) whether or not such interest is an allowed claim enforceable against the Company in a bank-ruptcy case under Bankruptcy Law).

          7.2 Payment Over of Proceeds Upon Dissolution, Etc. In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceed-ing in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company, then the holders of Senior Indebtedness shall be entitled to receive payment in full, in cash, of all amounts due or to become due on or in respect of all Senior Indebtedness (including any interest accruing on Senior Indebtedness For Borrowed Money subsequent to an event specified in Sections 6.1(iii) or 6.1(iv) whether or not such interest is an allowed claim enforceable against the Company in a bankruptcy case under Bankruptcy
Law), before the Holder is entitled to receive any payment or distribution on account of principal of or interest on this Note, and to that end the holders of Senior Indebtedness shall be entitled to receive, for applica-tion to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of this Note, which may be payable or deliverable in respect of this Note in any such case, proceeding, dissolution, liquidation or other winding up or event.

          In the event that, notwithstanding the foregoing provisions of this Section, the Holder shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of this Note, before all Senior Indebtedness is paid in full, in cash (including any interest accruing on Senior Indebtedness For Borrowed Money subsequent to an event specified in Sections 6.1(iii) or 6.1(iv) whether or not such interest is an allowed claim enforceable against the Company in a bankruptcy case under Bankruptcy Law), or payment thereof provided for, then such payment or dis-tribution shall be held in trust for the holders of Senior Indebtedness and, upon written notice to the Holder from any holder of Senior Indebted-ness and pursuant to the directions of any such holder, paid over or deliv-ered forthwith to the holders of Senior Indebtedness as their interests may appear, to the extent necessary to pay all Senior Indebtedness in full, in cash (including any interest accruing on Senior Indebtedness For Borrowed Money subsequent to an event specified in Sections 6.1(iii) or 6.1(iv) whether or not such interest is an allowed claim enforceable against the Company in a bankruptcy case under Bankruptcy Law), after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

          7.3  [Intentionally Deleted]

          7.4  No Payment When Senior Indebtedness in Default.

          (a) In the event and during the continuation of any default in the payment of any Senior Indebtedness For Borrowed Money when due, (b) in the event that any event of default with respect to any Senior Indebtedness For Borrowed Money shall have occurred and be continuing and shall have resulted in such Senior Indebtedness For Borrowed Money becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, (c) in the event that any default (other than a default described in clause (a) or clause (b)) with respect to any Senior Indebtedness For Borrowed Money) shall have occurred and be continuing per-mitting the holders of such Senior Indebtedness For Borrowed Money (or a trustee or agent on behalf of the holders thereof) to declare such Senior Indebtedness For Borrowed Money due and payable prior to the date on which it would otherwise have become due and payable or (d) in the event any judicial proceeding shall be pending with respect to any such default in payment described in clause (a) or other default described in clause (b) or
(c), then no payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of this Note) shall be made by the Company on account of the principal of or interest on this Note or on account of the purchase or other acquisition of this Note; provided, however, that, notwithstanding anything to the contrary contained in this Note, any payment which is so blocked from being made under this Section 7.4 shall accrue and shall be paid five days after the date that none of the conditions described in clauses (a) through (d) above shall be continuing.

          In the event that, notwithstanding the foregoing, the Company shall make any payment to the Holder prohibited by the foregoing provisions of this Section, then and in such event such payment shall be held in trust for the holders of Senior Indebtedness For Borrowed Money and, upon written notice to the Holder from any holder of Senior Indebtedness For Borrowed Money received by the Holder within 180 days of the making of such payment, and pursuant to the directions of any such holder, paid over and delivered forthwith to the holders of Senior Indebtedness For Borrowed Money as their interests may appear.

          7.5 Payment Permitted if No Default. Nothing contained in this Note shall prevent the Company, at any time except during the pendency of any case, proceeding, dissolution, liquidation or other winding up, as-signment for the benefit of creditors or other marshalling of assets and liabilities of the Company referred to in Section 7.2 or under the condi-tions described in Section 7.4, from making payments at any time of principal of or interest on this Note.


          7.6 Subrogation to Rights of Holders of Senior Indebtedness. Subject to the payment in full, in cash, of all Senior Indebtedness, the Holder shall be subrogated (equally and ratably with the holders of all indebtedness of the Company, if any, which by its express terms is subordi-nated to indebtedness of the Company to substantially the same extent as this Note is subordinated and is entitled to like rights of subrogation) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of and interest on this Note shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holder would be entitled except for the provisions of this Article, and no payments pursuant to the provisions of this Article to the holders of Senior Indebtedness by the Holder shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holder, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

          If any payment or distribution to which the Holder would other-wise have been entitled but for the provisions of this Article shall have been applied, pursuant to the provisions of this Article, to the payment of all amounts payable under the Senior Indebtedness of the Company, then and in such case, the Holder shall be entitled to receive from the holders of such Senior Indebtedness at the time outstanding any payments or distribu-tions received by such holders of Senior Indebtedness in excess of the amount sufficient to pay all obligations payable under or in respect of the Senior Indebtedness of the Company in full, in cash (including any interest accruing on Senior Indebtedness For Borrowed Money subsequent to an event specified in Sections 6.1(iii) or 6.1(iv) whether or not such interest is an allowed claim enforceable against the Company in a bankruptcy case under Bankruptcy Law).

          7.7 Provisions Solely to Define Relative Rights. The provisions of this Article are and are intended solely for the purpose of defining the relative rights of the Holder on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Note is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness, if any, and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms; or (b) affect the relative rights against the Company of the Holder and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Article of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to the Holder.

          7.8 No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness to enforce subordina-tion as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

          Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Article or the obligations hereunder of the Holder to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness;
(iii) release any Person liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

          7.9 Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Company referred to in this Article, the Holder shall be entitled to rely upon (a) any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolu-tion, winding up or similar case or proceeding is pending, or (b) a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, or (c) a certificate or certificates of any trustee, fiduciary or agent for any holders of Senior Indebtedness, in each case delivered to the Holder for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article.

          7.10 Reliance by Holders of Senior Indebtedness on Subordination Provisions. The Holder by accepting this Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of this Note, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provi-sions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

          7.11 Proof of Claims. In the event that the Company is subject to any case or proceeding described in Section 7.2 and the Holder fails to file any proof of claim permitted to be filed in such proceeding with respect to this Note, then any holder of Senior Indebtedness may file such proof of claim by the earlier of (i) the expiration of 60 days after any such holder notifies the Holder in writing of its intention to do so and
(ii) the last day permitted to file such claim.

          8.  Certain Definitions.

          The following terms shall have the respective meanings specified below.

          "Bankruptcy Law" means Title 11, United States Code or any similar federal, state or foreign law for the relief of debtors, as amended.

          "Blocked Amount" means, for any fiscal year, the difference between (a) the aggregate amount of interest and principal that would be payable for such fiscal year under Section 1.2 and Section 4.2, respective-ly, assuming for purposes of calculating such amounts that clause (ii) in the definition of Net Earnings is not given effect, and (b) the aggregate amount of interest and principal that is actually payable for such fiscal year under Section 1.2 and Section 4.2, respectively assuming for purposes of calculating such amounts that clause (ii) in the definition of Net Earnings is given effect.

          "Capitalized Lease Obligation" means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles, and the amount of indebtedness represented by such obligations will be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles.

          "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) or corporate stock, including each class of common stock and preferred stock of such Person.

          "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

          "Default" means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

          "Event of Default" shall have the meaning provided in Section
6.1.

          "Interest Payment Date" shall have the meaning provided in
Section 1.1.

          "Interest Swap Obligations" means, with respect to any Person, the obligations of such Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

          "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to open.

          "Minimum Amount" shall be Seven Million Five Hundred Thousand Dollars ($7,500,000), provided however, that if the Company's fiscal year is changed and as a result the first fiscal year after such change is less than 365 days, then for such fiscal year the Minimum Amount shall be $7,500,000 multiplied by a fraction the numerator of which shall be the number of days in such fiscal year and the denominator of which shall be 365.

          "Net Earnings" shall mean, for any period for which such amount is being determined, the net earnings of the Company and its consolidated subsidiaries during such period determined on a consolidated basis for such period in accordance with generally accepted accounting principles, as set forth in the consolidated financial statements of the Company audited by one of the "Big Six" accounting firms or other reputable accounting firm reasonably acceptable to the Holder and which are included in the Company's Form 10-Q Quarterly Reports, Form 10-K Annual Reports and Form 8-K Current Reports which are filed with the Securities and Exchange Commission (or, in the event that the Company is no longer legally required to file such re-ports, financial statements reflecting the same information and deliverable on the same dates as the above-referenced filings), provided that there shall be excluded (i) income of any Person (other than a consolidated subsidiary of the Company) in which the Company or any of its consolidated subsidiaries has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its consolidated subsidiaries by such Person during such period, (ii) the income of any subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of the income is not at the time permitted by any judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary, and (iii) any non-recurring, non-cash gains and losses, net of any applicable income taxes.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organiza-tion or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Plan of Liquidation" means, with respect to any Person, a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

          "Redemption Date" shall have the meaning provided in Section 4.1.

          "Senior Indebtedness" means (i) any liability of the Company (A) for borrowed money, (B) evidenced by a note, debenture or similar instru-ment whether issued in connection with the acquisition of any property, assets (including inventory or similar property acquired in the ordinary course of business) or securities, or otherwise, (C) arising in the ordinary course of business (including trade payables), (D) evidenced by the Company's 3-1/2% Senior Subordinated Secured Debentures due 2009, (E) any indebtedness which by its terms is superior in right of payment to this Note, and (F) obligations under factoring agreements, accounts receivables purchase agreements and accounts receivable securitization agreements, (ii) Capitalized Lease Obligations and other purchase money obligations of the Company, (iii) Interest Swap Obligations of the Company, (iv) any liability of others described in the preceding clauses (i), (ii) or (iii) which the Company has guaranteed or is otherwise its legal liability and (v) any amendment, renewal, extension or refunding of any liability of the types referred to in clauses (i), (ii), (iii) or (iv) above. Notwithstanding the foregoing, Senior Indebtedness will not include this Note or the Subordi-nated Note made by the Company in favor of the ILGWU National Retirement Fund.

          "Senior Indebtedness For Borrowed Money" means Senior Indebted-ness other than as described in clause (i)(C) of the definition thereof.

          "Surviving Person" shall have the meaning provided in Section
5.1.

          9.  Miscellaneous.

          9.1 Notices. Except as otherwise expressly provided for herein, all notices, requests and other communications to any party hereunder shall be in writing (including telex, facsimile or similar writing) and shall be given to such party at its address, telex or facsimile number set forth below, or such other address, telex or facsimile number as such party may hereinafter specify for the purpose (in the case of the Company, by notice in accordance herewith to the Holder or, in the case of the Holder, by notice in accordance herewith to the Company). Each such notice, request or other communication shall be effective (i) if given by telex or facsimi-le, when such telex or facsimile is transmitted to the telex or facsimile number specified in this Section and the appropriate answerback is received or, (ii) if given by mail, when received or if sent by certified mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or, (iii) if given by any other means, when delivered at the address specified in this Section. Notices shall be addressed as follows:

          if to the Company:

          United Merchants and Manufacturers, Inc.
          1650 Palisade Avenue
          Teaneck, New Jersey  07666
          Attention:  Treasurer

          if to the Holder:

          The CIT Group
          Commercial Services, Inc.
          1211 Avenue of the Americas
          New York, NY  10036
          Attention:  President

          If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

          9.2 Successors and Assigns. All agreements of the Company and of the Holder in this Note shall bind their respective successors and assigns.

          9.3 New York Law. This Note shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof.

          9.4 Separability. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceabili-ty of the remaining provisions thereof shall not in any way be affected or impaired thereby.

          9.5 No Recourse Against Others. No past, present or future stockholder, director, officer, or incorporator, as such, of the Company or of any successor corporation shall have any liability for any obligations of the Company under this Note or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting this Note, the Holder waives and releases all such liability.

          9.6 Loss, Theft, Destruction or Mutilation of this Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and of an indemnity agreement or other security reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note, if mutilated, the Company will make and deliver a new Note of like tenor, in lieu of this Note. Any Note made and delivered in accordance with the provisions of this Section shall be dated as of the date to which interest has been paid on this Note, or if no interest has therefore been paid on this Note, then dated the date hereof.

          IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.


                         UNITED MERCHANTS AND
                           MANUFACTURERS, INC.



                         By:/s/ Judith A. Nadzick
                         Name:  Judith A. Nadzick
                         Title: Executive Vice President


Dated:  June 30, 1994

                             Schedule to
                        5% Subordinated Note


Date         Principal Payment       Balance        Notation Made By